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                                                                  Exhibit (k)(5)
                                                           CC US DRAFT: 05/11/05

                        ADDITIONAL COMPENSATION AGREEMENT

      ADDITIONAL COMPENSATION AGREEMENT (the "Agreement"), dated as of June [__], 2005, between Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Eaton Vance Management ("Eaton Vance").

      WHEREAS, the Eaton Vance Tax-Managed Buy-Write Opportunities Fund (including any successor by merger or otherwise) (the "Fund") is a diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and its common shares are registered under the Securities Act of 1933, as amended; and

      WHEREAS, Eaton Vance is the investment adviser of the Fund;

      WHEREAS, Merrill Lynch is acting as lead underwriter in an offering of the Fund's common shares;

      WHEREAS, Eaton Vance desires to provide additional compensation to Merrill Lynch for acting as lead underwriter in an offering of the Fund's common shares; and

      WHEREAS, Eaton Vance desires to retain Merrill Lynch to provide after-market support services designed to maintain the visibility of the Fund on an ongoing basis, and Merrill Lynch is willing to render such services;

      NOW, THEREFORE, in consideration of the mutual terms and conditions set forth below, the parties hereto agree as follows:

1.    (a)   Eaton Vance hereby employs Merrill Lynch, for the period and on the terms and conditions set forth herein, to provide the following services at the reasonable request of Eaton Vance:

            (1) after-market support services designed to maintain the visibility of the Fund on an ongoing basis;

            (2) relevant information, studies or reports regarding general trends in the closed-end investment company and asset management industries, if reasonably obtainable, and consult with representatives of Eaton Vance in connection therewith; and

            (3) information to and consult with Eaton Vance with respect to applicable strategies designed to address market value discounts, if any.

      (b) At the request of Eaton Vance, Merrill Lynch shall limit or cease any action or service provided hereunder to the extent and for the time period requested by Eaton Vance; provided, however, that pending termination of this Agreement as provided for in Section 6 hereof, any such limitation or cessation shall not relieve Eaton Vance of its payment obligations pursuant to Section 2 hereof.

      (c) Merrill Lynch will promptly notify Eaton Vance, as the case may be, if it learns of any material inaccuracy or misstatement in, or material omission from, any written information, as of the date such information was published, provided by Merrill Lynch to Eaton Vance in connection with the performance of services by Merrill Lynch under this Agreement.

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2.    Eaton Vance shall pay Merrill Lynch a fee computed weekly and payable quarterly in arrears commencing June 30, 2005 at an annualized rate of 0.15% of the average daily Gross Assets (as defined below) of the Fund for a term as described in Section 6 hereof; provided that the total amount of the fee hereunder, shall not exceed [_____]% of the total price to the public of the Fund's common shares offered by the Prospectus dated June [__], 2005 (the "Prospectus") (including all Initial Securities and Option Securities as such terms are described in the Purchase Agreement, dated June [__], 2005, by and among the Fund, Eaton Vance and each of the Underwriters named therein (the "Purchase Agreement")). The sum total of this fee, [any other additional compensation], plus the amount of the expense reimbursement of $.00667 per common share payable by the Fund to the underwriters pursuant to the Purchase Agreement shall not exceed 4.5% of the total price of the Fund's common shares offered by the Prospectus. The sum total of all compensation to the Underwriters in connection with the public offering of the common shares of the Fund, including sales load and all forms of additional compensation to the Underwriters, shall not exceed 9.0% of the total price of the Fund's common shares offered by the Prospectus. "Gross Assets" is defined as total assets of the Fund, including any form of investment leverage that the Fund may in the future determine to utilize, minus all accrued expenses incurred in the normal course of operations, but not excluding any liabilities or obligations attributable to any future investment leverage obtained through (i) indebtedness of any type (including, without limitation, borrowing through a credit facility/commercial paper program or the issuance debt securities), (ii) the issuance of preferred shares or other similar preference securities, (iii) the reinvestment of collateral received for securities loaned in accordance with the Fund's investment objectives and policies, and/or (iv) any other means. All quarterly fees payable hereunder shall be paid to Merrill Lynch within 15 days following the end of each calendar quarter.

3. Eaton Vance shall be permitted to discharge all or a portion of its payment obligations hereunder upon prepayment in full or in part of the remaining balance due of the maximum additional commission amount described in Section 2 above.

4. Eaton Vance acknowledges that the services of Merrill Lynch provided for hereunder do not include any advice as to the value of securities or regarding the advisability of purchasing or selling any securities for the Fund's portfolio. No provision of this Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of Merrill Lynch, and Merrill Lynch is not hereby agreeing, to: (i) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities or (ii) render any opinions, valuations or recommendations of any kind or to perform any such similar services in connection with providing the services described in Section 1 hereof.

5. Nothing herein shall be construed as prohibiting Merrill Lynch or its affiliates from providing similar or other services to any other clients (including other registered investment companies or other investment managers), so long as Merrill Lynch's services to Eaton Vance are not impaired thereby.

6. The term of this Agreement shall commence upon the date referred to above and shall be in effect so long as Eaton Vance acts as the investment manager to the Fund pursuant to the Investment Management Agreement (as such term is defined in the Purchase Agreement) or other subsequent advisory agreement.

7. Eaton Vance will furnish Merrill Lynch with such information as Merrill Lynch believes appropriate to its assignment hereunder (all such information so furnished being the "Information"). Eaton Vance recognizes and confirms that Merrill Lynch (a) will use and rely


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      primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same and (b) does not assume responsibility for the accuracy or completeness of the Information and such other information. To the best of Eaton Vance's knowledge, the Information to be furnished by Eaton Vance when delivered, will be true and correct in all material respects and will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein not misleading. Eaton Vance will promptly notify Merrill Lynch if it learns of any material inaccuracy or misstatement in, or material omission from, any Information delivered to Merrill Lynch.

8. Eaton Vance agrees that Merrill Lynch shall have no liability to Eaton Vance or the Fund for any act or omission to act by Merrill Lynch in the course of its performance under this Agreement, in the absence of gross negligence or willful misconduct on the part of Merrill Lynch. Eaton Vance agrees to the indemnification and other agreements set forth in the Indemnification Agreement attached hereto, the provisions of which are incorporated herein by reference and shall survive the termination, expiration or supersession of this Agreement.

9. This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement ("Claim") shall be governed by and construed in accordance with the laws of the State of New York.

10. No Claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have exclusive jurisdiction over the adjudication of such matters, and Eaton Vance and Merrill Lynch consent to the jurisdiction of such courts and personal service with respect thereto. Each of Merrill Lynch and Eaton Vance waives all right to trial by jury in any proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. Eaton Vance agrees that a final judgment in any proceeding or counterclaim brought in any such court shall be conclusive and binding upon Eaton Vance and may be enforced in any other courts to the jurisdiction of which Eaton Vance is or may be subject, by suit upon such judgment.

11. This Agreement may not be assigned by either party without the prior written consent of the other party.

12. This Agreement (including the attached Indemnification Agreement) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both Merrill Lynch and Eaton Vance.

13. All notices required or permitted to be sent under this Agreement shall be sent, if to Eaton Vance:

      c/o Eaton Vance Management
      The Eaton Vance Building
      255 State Street
      Boston, Massachusetts 02109
      Attention: Fund Administration


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      or if to Merrill Lynch:

      Merrill Lynch & Co.
      Merrill Lynch, Pierce, Fenner & Smith
                  Incorporated
      4 World Financial Center
      New York, New York 10080
      Attention:  Tina Singh

      or such other name or address as may be given in writing to the other parties. Any notice shall be deemed to be given or received on the third day after deposit in the U.S. mail with certified postage prepaid or when actually received, whether by hand, express delivery service or facsimile transmission, whichever is earlier.

14. A copy of the Agreement and Declaration of Trust of each of the Fund and Eaton Vance is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice hereby is given that this Additional Compensation Agreement is executed on behalf of Eaton Vance by an officer or trustee of Eaton Vance in his or her capacity as an officer or trustee of Eaton Vance and not individually and that the obligations under or arising out of this Additional Compensation Agreement are not binding upon any of the trustees, officers or shareholders individually but are binding only upon the assets and properties of Eaton Vance.

15. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

                  [Remainder of Page Intentionally Left Blank]


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      IN WITNESS WHEREOF, the parties hereto have duly executed this Additional
Compensation Agreement as of the date first above written.

EATON VANCE MANAGEMENT                   MERRILL LYNCH & CO.
                                         MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                     INCORPORATED


By:                                      By:
   -----------------------------------      ------------------------------------
   Name:                                    Name:
   Title:                                   Title:


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


                  MERRILL LYNCH & CO. INDEMNIFICATION AGREEMENT

                                                                 June [__], 2005

Merrill Lynch & Co.
Merrill Lynch, Pierce, Fenner & Smith
   Incorporated
4 World Financial Center
New York, New York  10080

Ladies and Gentlemen:

      In connection with the engagement of Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") to advise and assist the undersigned (together with its affiliates and subsidiaries, referred to as the "Company") with the matters set forth in the Agreement dated June [__], 2005 between the Company and Merrill Lynch (the "Agreement"), in the event that Merrill Lynch becomes involved in any capacity in any claim, suit, action, proceeding, investigation or inquiry (including, without limitation, any shareholder or derivative action or arbitration proceeding) (collectively, a "Proceeding") in connection with any matter in any way relating to or referred to in the Agreement or arising out of the matters contemplated by the Agreement, the Company agrees to indemnify, defend and hold Merrill Lynch harmless to the fullest extent permitted by law, from and against any losses, claims, damages, liabilities and expenses in connection with any matter in any way relating to or referred to in the Agreement or arising out of the matters contemplated by the Agreement, except to the extent that it shall be determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review, that such losses, claims, damages, liabilities and expenses resulted solely from the gross negligence or willful misconduct of Merrill Lynch. In addition, in the event that Merrill Lynch becomes involved in any capacity in any Proceeding in connection with any matter in any way relating to or referred to in the Agreement or arising out of the matters contemplated by the Agreement, the Company will reimburse Merrill Lynch for its legal and other expenses (including the cost of any investigation and preparation) as such expenses are incurred by Merrill Lynch in connection therewith. If such indemnification were not to be available for any reason, the Company agrees to contribute to the losses, claims, damages, liabilities and expenses involved (i) in the proportion appropriate to reflect the relative benefits received or sought to be received by the Company and its stockholders and affiliates and other constituencies, on the one hand, and Merrill Lynch, on the other hand, in the matters contemplated by the Agreement or (ii) if (but only if and to the extent) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company and its stockholders and affiliates and other constituencies, on the one hand, and the party entitled to contribution, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits received, or sought to be received, by the Company and its stockholders and affiliates, on the one hand, and the party entitled to contribution, on the other hand, of a transaction as contemplated shall be deemed to be in the same proportion that the total value received or paid or contemplated to be received or paid by the Company or its stockholders or affiliates and other constituencies, as the case may be, as a result of or in connection with the transaction (whether or not consummated) for which Merrill Lynch has been retained to perform financial services bears to the fees paid to Merrill Lynch under the Agreement; provided, that in no event shall the Company contribute less than the amount necessary to assure that Merrill Lynch is not liable for losses, claims, damages, liabilities and expenses in excess of the amount of fees actually received by Merrill Lynch pursuant to the Agreement. Relative fault shall be determined by reference to, among other


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

things, whether any alleged untrue statement or omission or any other alleged conduct relates to information provided by the Company or other conduct by the Company (or its employees or other agents), on the one hand, or by Merrill Lynch, on the other hand. The Company will not settle any Proceeding in respect of which indemnity may be sought hereunder, whether or not Merrill Lynch is an actual or potential party to such Proceeding, without Merrill Lynch's prior written consent. For purposes of this Indemnification Agreement, Merrill Lynch shall include Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, any of its affiliates, each other person, if any, controlling Merrill Lynch or any of its affiliates, their respective officers, current and former directors, employees and agents, and the successors and assigns of all of the foregoing persons. The foregoing indemnity and contribution agreement shall be in addition to any rights that any indemnified party may have at common law or otherwise.

      The Company agrees that neither Merrill Lynch nor any of its affiliates, directors, agents, employees or controlling persons shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with or as a result of either Merrill Lynch's engagement under the Agreement or any matter referred to in the Agreement, including, without limitation, related services and activities prior to the date of the Agreement, except to the extent that it shall be determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review that any losses, claims, damages, liabilities or expenses incurred by the Company resulted solely from the gross negligence or willful misconduct of Merrill Lynch in performing the services that are the subject of the Agreement.

      THIS INDEMNIFICATION AGREEMENT AND ANY CLAIM, COUNTERCLAIM OR DISPUTE OF ANY KIND OR NATURE WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT ("CLAIM"), DIRECTLY OR INDIRECTLY, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EXCEPT AS SET FORTH BELOW, NO CLAIM MAY BE COMMENCED, PROSECUTED OR CONTINUED IN ANY COURT OTHER THAN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION OVER THE ADJUDICATION OF SUCH MATTERS, AND THE COMPANY AND MERRILL LYNCH CONSENT TO THE JURISDICTION OF SUCH COURTS AND PERSONAL SERVICE WITH RESPECT THERETO. THE COMPANY HEREBY CONSENTS TO PERSONAL JURISDICTION, SERVICE AND VENUE IN ANY COURT IN WHICH ANY CLAIM ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT IS BROUGHT BY ANY THIRD PARTY AGAINST MERRILL LYNCH OR ANY INDEMNIFIED PARTY. EACH OF MERRILL LYNCH AND THE COMPANY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR CLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT. THE COMPANY AGREES THAT A FINAL JUDGMENT IN ANY PROCEEDING OR CLAIM ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT BROUGHT IN ANY SUCH COURT SHALL BE CONCLUSIVE AND BINDING UPON THE COMPANY AND MAY BE ENFORCED IN ANY OTHER COURTS TO THE JURISDICTION OF WHICH THE COMPANY IS OR MAY BE SUBJECT, BY SUIT UPON SUCH JUDGMENT.


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


      The foregoing Indemnification Agreement shall remain in full force and effect notwithstanding any termination of Merrill Lynch's engagement. This Indemnification Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

                                         Very truly yours,

                                         EATON VANCE MANAGEMENT

                                         By:
                                            ------------------------------------
                                            Name:
                                            Title:

Accepted and agreed to as of
the date first above written:

MERRILL LYNCH & CO.
MERRILL LYNCH, PIERCE, FENNER & SMITH
   INCORPORATED

By:
   ------------------------------------
   Name:
   Title:


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